EXHIBIT 5.2

[SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]

December 8, 2005

GE Life and Annuity Assurance Company

6610 West Broad Street

Richmond, Virginia 23230

Re:	$5,000,000,000 Secured Medium-Term Notes Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to GE Life and Annuity Assurance Company, a stock life insurance company operating under a charter granted by the Commonwealth of Virginia (“GELAAC”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by GELAAC of a Registration Statement on Form S-3 (File No. 333-128718) on September 30, 2005, as amended by Amendment No. 1 filed with the Commission on December 8, 2005 (including the documents incorporated by reference therein, the “Registration Statement”), including (i) a prospectus (including the documents incorporated by reference therein, the “Prospectus”) relating to secured medium-term notes (the “Notes”) to be issued from time to time by newly established separate and distinct special purpose common law trusts, each of which will be formed in a jurisdiction located in the United States specified in the applicable pricing supplement to the Prospectus (each, a “Trust” and together, the “Trusts”), (ii) a prospectus supplement to the Prospectus, relating to the Notes under the GELAAC secured medium-term notes program to be issued from time to time by the Trusts primarily to institutional investors (the “Institutional Prospectus Supplement”) and (iii) a prospectus supplement to the Prospectus, relating to the Notes under the Genworth DirectNotesSM program to be issued from time to time by the Trusts primarily to retail investors (the “Retail Prospectus Supplement”).

The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of Notes to be issued by the Trusts, with each Trust to issue its Notes pursuant to an indenture (each, an “Indenture”) to be entered into between such Trust and an indenture trustee specified in the applicable Indenture (the “Indenture Trustee”), substantially in the form filed as an exhibit to the Registration Statement and (ii) the registration of up to $5,000,000,000, or the equivalent amount

December 8, 2005

in one or more foreign currencies, of GELAAC’s funding agreements (each in substantially the form filed as an exhibit to the Registration Statement, a “Funding Agreement”) to be sold by GELAAC to the Trusts in connection with the issuance and sale of the Notes.

In furnishing this letter, we have reviewed: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement and the Retail Prospectus Supplement, (ii) the Standard Trust Terms (including the form of Notes) and the Standard Indenture Terms, each filed as an exhibit to the Registration Statement, (iii) the Form of Pricing Instrument filed as an exhibit to the Registration Statement (the “Pricing Instrument”) that includes the Trust Agreement and the Indenture to be executed through the execution of the Pricing Instrument, (iv) the Form of the Funding Agreement filed as an exhibit to the Registration Statement, (v) the Form of Closing Instrument filed as an exhibit to the Registration Statement (the “Closing Instrument”) and (vi) the Expense and Indemnity Agreements entered into between GELAAC and each of JPMorgan Chase Bank, N.A., acting as Indenture Trustee, SunTrust Bank, as the custodian of the Funding Agreements, GSS Holdings II, Inc., as the trust beneficial owner of each Trust to be formed, and The Bank of New York as trustee of each Trust to be formed.

As special counsel for GELAAC, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant or necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the authentic original documents of all documents submitted to us as copies. We have also assumed that each Trust will be a common law trust formed under the laws of the State of Illinois.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, upon the execution, issuance, authentication and delivery of Notes by a Trust as contemplated by the Registration Statement, such Notes will be the valid and binding obligations of such Trust, enforceable against such Trust in accordance with their terms.

The above opinion with regard to the enforceability of the Notes: (i) is qualified by the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) is subject to the further qualification that, to the extent that the relevant Notes are denominated in a currency other than United States Dollars, a claim thereunder (or foreign currency judgment in respect to such claim) would be converted into United States Dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the State of Illinois, as currently in effect. This letter is rendered as

December 8, 2005

of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this letter and consent as exhibits to any Registration Statement filed in accordance with Rule 462(b) under the Securities Act relating to the Notes. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP